Contacts:

Donald R. Peck	Scott Solomon
Executive Vice President and	Vice President
Chief Financial Officer	Sharon Merrill Associates
LoJack Corporation	(617) 542-5300
(781) 302-4200	LOJN@investorrelations.com

LoJack Reports Financial Results for the First Quarter of 2014

•	Domestic Stolen Vehicle Recovery unit volume outpaces U.S. retail auto industry for the sixth consecutive quarter

•	Company continues to achieve corporate gross margin goal of 50%

•	International Licensee revenue down 6% as Company awaits resumption of sales to Argentina

•	LoJack maintains full year 2014 guidance

CANTON, Mass. - May 1, 2014 - LoJack Corporation (NASDAQ: LOJN) today announced revenue of $30.1 million for the quarter ended March 31, 2014 compared with $31.2 million for the same period in 2013. The net loss attributable to the Company was $5.5 million, or $0.31 per share, for the first quarter of 2014 compared with a net loss attributable to LoJack of $5.7 million, or $0.32 per share, for the first quarter of 2013.
“Despite the well documented automotive headwinds during the first quarter, the growth of our domestic stolen vehicle recovery (SVR) unit volume still outpaced the growth of the broader U.S. retail auto industry,” said LoJack Chief Executive Officer and President Randy Ortiz. “SVR unit volume increased 5.2% year-over-year in the first quarter versus an increase of 3.6% for the domestic industry as a whole. Through the first quarter of 2014, we have outperformed the broader auto market for 18 consecutive months.
“Demand began to accelerate again in the latter half of March as the weather improved, and that positive trend has continued. As a result, we believe that any weather-related impact to sales in January and February was temporary, and that those sales will shift into the second quarter and the balance of 2014.”
LoJack recorded consolidated gross profit for the first quarter of 2014 of $15.1 million, or 50.1% of revenue, compared with consolidated gross profit of $16.5 million, or 52.8% of revenue, for the same period of 2013. The decrease in consolidated gross profit was primarily related to product mix.
Total operating expenses for the first quarter of 2014 were $20.5 million, or 68% of revenue, compared with $22.1 million, or 71% of revenue, for the comparable period of 2013. Higher operating expenses in the 2013 period were associated primarily with legal expenses related to a pending arbitration case with the Company’s Brazilian licensee.
Adjusted EBITDA for the first quarter of 2014, which excludes the items reflected in Table 1, was a loss of $3.9 million compared with a loss of $4.1 million for the same period of 2013.
Cash and cash equivalents at March 31, 2014 were $25.4 million compared with $32.0 million at year-end 2013.

Fleet Telematics Update
“We have made good progress in expanding the pipeline of leads and potential units under subscription for our inaugural LoJack Fleet Management telematics product,” Ortiz said. “Our dedicated fleet sales team is now calling on prospective accounts including key verticals such as HVAC contractors, construction companies and media organizations. In addition, our LoJack sales team has launched the LoJack Dealer Referral program. Fleet telematics is a large, under penetrated and highly fragmented market. We believe that we have the brand recognition, distribution network and infrastructure plan to aggressively grow this business.”
Infrastructure Investment
“We also continued to build the systems infrastructure to support a Software-as-a-Service (SaaS) subscription-based revenue model and broaden our product mix to include fleet telematics and other “connected car” offerings that complement our leadership in SVR,” Ortiz said. “As a critical element in this strategy, throughout 2014 we are preparing to launch a new Enterprise Resource Planning system. This new system will enable us to efficiently scale our pre-install business and facilitate telematics growth by providing the tools necessary to quickly analyze large sets of data, optimize our distribution and share real-time information with customers. Ultimately, the goal is to deliver the highest value products and services for the safety, security and protection of consumers.”
Business Outlook
LoJack continues to expect revenue for the 12 months ending December 31, 2014 to increase 8% to 10% over revenue for the comparable period of 2013. Based on planned investments to develop and grow its connected car business, the Company expects full-year adjusted EBITDA in the range of 5% to 7% of 2014 revenue.
Webcast Details
Randy Ortiz, chief executive officer and president, and Donald R. Peck, executive vice president and chief financial officer, will host a conference call and webcast at 8:30 a.m. ET today to discuss details of the Company’s performance for the quarter and the business outlook. The webcast can be accessed by logging on to http://investors.lojack.com/events.cfm. You also can hear the live call by dialing 877-868-1835 (domestic) or 914-495-8581 (international) and using conference ID 23971023. The presentation slides that will be discussed on the conference call are expected to be available this morning, prior to the start of the call. The slides may be downloaded from the Investor Relations section of the LoJack website. An archive of the webcast will be available after the call concludes.
About LoJack Corporation
LoJack Corporation, the company that has helped more than nine million people protect their vehicles in the event of theft over the past 25+ years, today provides safety, security and protection for an ever-growing range of valuable assets and people. Leveraging its core strengths, including its well-known brand, direct integration with law enforcement and Dealer distribution network, LoJack Corporation is expanding into new areas across the continuum from theft deterrence to recovery. The Company is focusing on creating a new level of value for its Dealer, customer and investor communities by delivering innovative offerings and multiple technologies in expanding geographies. For more information, visit www.lojack.com, www.autotheftblog.com, www.youtube.com/lojack, www.twitter.com/LoJackCorp,or www.Facebook.com/LoJackCorp.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measure, adjusted EBITDA. The Company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of changes in the Company's core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. LoJack management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management to assist with their financial and operating decision making.
The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.
Safe Harbor Regarding Forward Looking Statements
From time to time, information provided by the Company or statements made by its employees may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, which involve risks and uncertainties. You can identify these statements by use of the words "assumes," "believes," "estimates," "expects," "will," "intends," "plans," "projects" and similar expressions that do not relate to historical matters. Any statements in this news release that are not statements of historical fact are forward-looking statements, including, but not limited to, statements concerning (a) the Company's markets, including the domestic auto market and international markets, (b) the Company's strategic initiatives, investments and plans for growth and future operations, including with respect to the Company's expansion into telematics and the connected car, (c) the Company's pre-install program and expected unit growth, (d) the development of new products and services, including telematics solutions and (e) the Company's future financial performance, including expected revenue and adjusted EBITDA for the full year. Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: (1) the continued and future acceptance of the Company's products and services, including the Company's pre-install program and fleet management and other telematics products; (2) the Company's ability to obtain financing from lenders; (3) the outcome of ongoing litigation involving the Company; (4) the rate of growth in the industries of the Company's customers; (5) the presence of competitors with greater technical, marketing, and financial resources; (6) the Company's customers' ability to access the credit markets, including changes in interest rates; (7) the Company's ability to promptly and effectively respond to technological change to meet evolving customer needs; (8) the Company's ability to successfully expand its operations, including through the introduction of new products and services; (9) changes in general economic or geopolitical conditions, including the European debt crisis; (10) conditions in the automotive retail market and the Company's relationships with dealers, licensees, partners, agents and local law enforcement; (11) the expected timing of purchases by the Company's customers; (12) the Company's ability to achieve the expected benefits of its strategic alliance with TomTom; (13) the Company's ability to maintain the strength of its brand; and (14) trade tensions and governmental regulations and restrictions in Argentina and the Company's other international markets. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the Company, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and the Company's other filings with the Securities and Exchange Commission.
Readers should not place undue reliance on any forward-looking statements, which only speak as of the date made. Except as required by law, the Company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table 1 – Adjusted EBITDA Computation

GAAP to Pro Forma Non-GAAP Reconciliation
(in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2014	March 31, 2013
	$	$

Net loss, as reported	(5,539)	(5,636)
Adjusted for:
Provision (benefit) income taxes	37	(74)
Other income (expense)	(119)	(76)
Operating loss	(5,383)	(5,634)
Adjusted for:
Depreciation and amortization	988	1,129
Stock compensation expense	524	422
Adjusted EBITDA	(3,871)	(4,083)

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2014	2013
	(unaudited)

Revenue	$30,132	$31,220
Cost of goods sold	15,039	14,748
Gross profit	15,093	16,472

Costs and expenses:
Product development	1,553	1,442
Sales and marketing	8,596	8,278
General and administrative	9,402	11,321
Depreciation and amortization	925	1,065
Total	20,476	22,106

Operating loss	(5,383)	(5,634)

Other income (expense):
Interest income	2	21
Interest expense	(107)	(198)
Other, net	(14)	101
Total	(119)	(76)

Loss before provision (benefit) for income taxes	(5,502)	(5,710)
Provision (benefit) for income taxes	37	(74)
Net loss	(5,539)	(5,636)
Net income (loss) attributable to noncontrolling interest in consolidated subsidiary	(51)	39
Net loss attributable to LoJack Corporation	$(5,488)	$(5,675)

Net loss per diluted share attributable to LoJack Corporation	$(0.31)	$(0.32)

Weighted average diluted common shares outstanding	17,842,742	17,591,344

LoJack Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,434	$31,983
Restricted cash	47	47
Marketable securities at fair value	—	—
Accounts receivable, net of allowances of $1,958 and $2,023, respectively	23,021	26,525
Inventories	8,577	7,226
Prepaid and other expenses	3,984	2,253
Prepaid and receivable income taxes	173	186
Deferred income taxes	186	10
Total current assets	61,422	68,230
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $49,993 and $49,235, respectively	12,970	12,600
DEFERRED INCOME TAXES	—	—
INTANGIBLE ASSETS—NET	88	90
GOODWILL	1,245	1,245
OTHER ASSETS—NET	4,403	4,611
TOTAL ASSETS	$80,128	$86,776
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short term debt	$274	$274
Accounts payable	5,640	6,875
Accrued and other liabilities	7,064	9,048
Current portion of deferred revenue	9,840	10,270
Accrued compensation	4,159	6,227
Total current liabilities	26,977	32,694
LONG TERM DEBT	10,000	6,000
DEFERRED REVENUE	10,203	10,648
DEFERRED INCOME TAXES	186	10
OTHER ACCRUED LIABILITIES	84	84
ACCRUED COMPENSATION	1,309	1,331
Total liabilities	48,759	50,767
COMMITMENTS AND CONTINGENT LIABILITIES	—	—
EQUITY:
Preferred stock—$.01 par value; authorized, 10,000,000 shares	—	—
Common stock—$.01 par value; authorized, 35,000,000 shares; issued and outstanding 18,511,107 at March 31, 2014 and 18,741,253 at December 31, 2013	185	187
Additional paid-in capital	25,722	25,022
Accumulated other comprehensive income	7,077	6,875
Retained earnings (accumulated deficit)	(1,584)	3,904
Total LoJack Corporation equity	31,400	35,988
Noncontrolling interest in subsidiary	(31)	21
Total equity	31,369	36,009
TOTAL LIABILITIES AND EQUITY	$80,128	$86,776